Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 13, 2013

Registration Statement No. 333-170231-12

$1B AmeriCredit Automobile Receivables Trust 2013-3

JT-BOOKS: Barclays (str), CS, DB, MS

CO-MGRS : BAML, BNP, JPM

Cls	$AMT(MM)	M/F*	WAL	E.FNL	L.FNL	BENCH+LVL	YLD	COUP	PX
A-1	151.000	P-1/F1+	0.22	11/13	6/14		0.25%	0.25%	100.00000
A-2	316.700	Aaa/AAA	0.95	2/15	10/16	EDSF+ 35	0.681%	0.68%	99.99997
A-3	242.500	Aaa/AAA	2.20	4/16	4/18	IntS+ 40	0.926%	0.92%	99.99085
B	76.600	Aa2/AA	3.06	10/16	9/18	IntS+ 85	1.586%	1.58%	99.99768
C	94.900	A2/A	3.62	6/17	6/19	IntS+ 150	2.398%	2.38%	99.97889
D	93.400	Baa2/BBB	4.04	7/17	7/19	IntS+ 200	3.019%	3.00%	99.99937
E	24.900	Ba2/BB	4.05	7/17	12/20	IntS+ 275	3.772%	3.74%	99.99000

*Minimum expected ratings

TICKER	: AMCAR 2013-3	EXPECTED RATINGS	: MDY/FITCH
EXPECTED SETTLE	: 6/20/13	ERISA ELIGIBLE	: YES (A1-D)
FIRST PAY DATE	: 7/8/13	BILL & DELIVER	: BARCLAYS
EXPECTED PRICING	: PRICED	MIN DEMOM (A1-D)	: 1K X 1K
PRICING SPEED:	: 1.5% ABS @ 10% CLEAN-UP	MIN DENOM (E)	: 100K X 10K
REGISTRATION	: PUBLIC (A1-D); 144A (E)

-AVAILABLE INFORMATION-

*	Preliminary Offering Docs Attached
*	CDI File Attached
*	Netroadshow: www.netroadshow.com
*	Entry Code : AMCAR20133
*	Intexnet: bcgamcar1303_preprice
*	Password: VV9Y

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.